The Mosaic Company www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 ben.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

MOSAIC ANNOUNCES INDEFINITE IDLING OF THE COLONSAY MINE AND RELATED CHARGES IN THE FOURTH QUARTER OF 2019
THE COMPANY TO IMPAIR PHOSPHATES SEGMENT GOODWILL

TAMPA, FLORIDA - January 28, 2020 - The Mosaic Company (NYSE: MOS) today announced that it intends to keep its Colonsay potash mine idled for the foreseeable future. The mine will be placed in care and maintenance mode, employing minimal staff and allowing for resumption of operations when needed to meet customers’ needs.
“The ramping up of our Esterhazy K3 production combined with continued weak demand in North America has left Mosaic’s potash business with excess inventory and production capacity. This decision will regrettably impact employees, but allows us to optimize our Canadian production assets and improve our cost position in a competitive market,” said President and CEO Joc O’Rourke. “In 2020, we continue to expect robust global fertilizer demand and strong business conditions.”
The idling will result in a fourth quarter 2019 pretax charge of approximately $530 million, primarily noncash charges for asset write-offs, and inclusive of cash severance charges of $15 million to $20 million. The write-off is principally the carrying value of the 2013 expansion project, which increased Colonsay’s operating capacity to 2.1 million tonnes. Colonsay has been operating with a modified 1.5 million tonnes capacity since 2016, and the company does not expect to use the expansion capacity for the foreseeable future.
These same market conditions that impacted potash, primarily a third consecutive weak application season in North America, also impacted Phosphates. Average realized phosphate price continued to decline in the fourth quarter of 2019, impacting the annual goodwill impairment analysis and leading the company to expect a write-off of up to $

590 million of Phosphates segment goodwill. The company plans to treat charges related to the idling or changes in goodwill balances as notable items.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits or strategic plans and other statements about anticipated future financial, production and operating performance. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits of our strategic plans; actual costs of various items differing from management’s current estimates, price and demand volatility for our Potash and Phosphate products, other changes in market conditions, changes in weather conditions; changes in farmers’ planting patterns; accidents and disruptions, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic's international operations, changes in government policy, changes in environmental and other governmental regulation, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.